UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

January 27, 2010

Carmike Cinemas, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-14993	58-1469127
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1301 First Avenue, Columbus, Georgia	31901
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (706) 576-3400

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 27, 2010, Carmike Cinemas, Inc. (the “Company”) entered into a new Credit Agreement (the “Credit Agreement”), by and among the Company, as borrower, the several banks and other financial institutions or entities from time to time parties to the Credit Agreement, as lenders, J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as joint lead arrangers and joint bookrunners, Macquarie Capital (USA) Inc., as documentation agent, Citibank, N.A., as syndication agent, and JPMorgan Chase Bank, N.A., as administrative agent. The Credit Agreement provides for new senior secured credit facilities in the aggregate principal amount of $295.0 million.

The new senior secured credit facilities consist of:

•	a $265.0 million six year term loan facility; and

•	a $30.0 million three year revolving credit facility.

The Company used the $265.0 million term loan to repay borrowings of approximately $251.4 million (including principal, interest, and fees) under the Former Term Loan Facilities (as defined below), to pay related fees and expenses associated with the new senior secured credit facilities, and for general corporate purposes.

In connection with the transactions described above, the Company terminated its existing $50.0 million revolving credit facility, dated as of May 19, 2005 (the “Former Revolving Credit Facility”), and paid approximately $20,000 in accrued commitment fees.

Also, in connection with the transactions described above, the Company terminated its existing term loan facilities dated as of May 19, 2005 (the “Former Term Loan Facilities”), and repaid in full the approximately $250.8 million in principal and $0.6 million of accrued interest outstanding under the Former Term Loan Facilities.

The interest rate for borrowings under the new term loan facility is LIBOR (subject to a 2.00% floor) plus a margin of 3.50%, or the Base Rate (as defined in the Credit Agreement) (subject to a 3.00% floor) plus a margin of 2.50%, as the Company may elect. The term loan borrowings are to be repaid in 23 consecutive quarterly installments, each in the amount of $662,500, with the balance of $249,762,500 due at final maturity on January 27, 2016.

The interest rate for borrowings under the new revolving credit facility is LIBOR (subject to a 2.00% floor) plus an initial margin of 4.00%, or Base Rate (subject to a 3.00% floor) plus margin of 3.00%, as the Company may elect. Thereafter, the applicable margins are subject to adjustment based on the Company’s ratio of total debt to EBITDA as reflected in the Company’s quarterly or annual financial statements, with the margins ranging from 3.50% to 4.00% on LIBOR based loans, and from 2.50% to 3.00% on Base Rate based loans. In addition, the Company is required to pay commitment fees on the unused portion of the new revolving credit facility. The commitment fee rate is initially 0.75% per annum, and is also subject to adjustment thereafter based on the Company’s ratio of total debt to EBITDA, with the rates ranging from 0.50% to 0.75%. The final maturity date of the new revolving credit facility is January 27, 2013.

The new senior secured credit facilities contain covenants which, among other things, limit the Company’s ability, and that of its subsidiaries, to:

•	pay dividends or make any other restricted payments to parties other than the Company;

•	incur additional indebtedness and financing obligations;

•	create liens on their assets;

•	make certain investments;

•	sell or otherwise dispose of their assets other than in the ordinary course of business;

•	consolidate, merge or otherwise transfer all or any substantial part of their assets;

•	enter into transactions with their affiliates; and

•	engage in businesses other than those in which they are currently engaged or those reasonably related thereto.

The new senior secured credit facilities also contain financial covenants measured quarterly that require the Company to maintain on a consolidated basis specified ratios of total debt to EBITDA; EBITDA to total cash interest expense; and total adjusted debt (adjusted for certain leases and financing obligations) to EBITDA plus rental expense.

The Credit Agreement imposes annual limits on the Company’s ability to make capital expenditures. In addition to the dollar limitation, the Company may not make any capital expenditure if any default or event of default under the Credit Agreement has occurred and is continuing, or if a breach of the financial covenants contained in the Credit Agreement would result on a pro forma basis after giving effect to the capital expenditure.

The Company’s failure to comply with any of these covenants, including compliance with the financial ratios, is an event of default under the new senior secured credit facilities, in which case the administrative agent may, with the consent or at the request of lenders holding a majority of the commitments and outstanding loans, terminate the revolving credit facility and declare all or any portion of the obligations under the revolving credit facility and term loan facility due and payable. As of the date the Company entered into these facilities, it believed it was in compliance with all of the financial covenants. Other events of default under the senior secured credit facilities include:

•	the Company’s failure to pay principal on the loans when due and payable, or its failure to pay interest on the loans or to pay certain fees and expenses (subject to applicable grace periods);

•	the occurrence of a change of control (as defined in the Credit Agreement);

•	a breach or default by the Company or its subsidiaries on the payment of principal of any other indebtedness in an aggregate amount greater than $10 million;

•	breach of representations or warranties in any material respect; or

•	failure to perform other obligations under the Credit Agreement and the security documents for the senior secured credit facilities (subject to applicable cure periods).

The new senior secured credit facilities are guaranteed by each of the Company’s subsidiaries and secured by a perfected first priority security interest in substantially all of the Company’s and such subsidiaries’ present and future assets.

The Company may voluntarily prepay the term loans, in whole or in part, without premium or penalty.

There are no material relationships between the Company and the other parties to the Credit Agreement other than in respect of the Credit Agreement. However, JPMorgan Chase Bank has served as administrative agent in connection with the Company’s Former Term Loan Facilities and Former Revolving Credit Facility and certain lenders under the Credit Agreement may have from time to time been lenders under the Company’s Former Term Loan Facilities and Former Revolving Credit Facility. Affiliates of J.P. Morgan Securities, Citigroup Global Markets and Macquarie Capital (USA) Inc. and other lenders under the Credit Agreement may in the future engage in investment banking and other commercial dealings with the Company in the ordinary course of business.

The foregoing description of the Credit Agreement is a general description and is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 related to the Former Revolving Credit Facility and the Former Term Loan Facilities is incorporated herein by reference.

Item 2.02	Results of Operations and Financial Condition.

On January 27, 2010 the Company issued a press release containing information concerning debt outstanding as of December 31, 2009. This press release is attached hereto as Exhibit 99.1 and the information therein concerning outstanding debt at December 31, 2009 is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 related to the Credit Agreement is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

Exhibit 10.1	Credit Agreement, dated as of January 27, 2010, by and among Carmike Cinemas, Inc., as borrower, the several banks and other financial institutions or entities from time to time parties to the Credit Agreement, as lenders, J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as joint lead arrangers and joint bookrunners, Macquarie Capital (USA) Inc., as documentation agent, Citibank, N.A., as syndication agent, and JPMorgan Chase Bank, N.A., as administrative agent.

Exhibit 99.1	Press release dated January 27, 2010.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARMIKE CINEMAS, INC.

Date: January 27, 2010	By:	/s/ Lee Champion
Lee Champion Senior Vice President, General Counsel and Secretary

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